Exhibit 99.1

Donald J. D'Amico, MD for the VISION Study Investigator's Group Harvard Medical School Massachusetts Eye and Ear Infirmary ARVO Ft. Lauderdale May 3, 2005 VEGF Inhibition Study in Ocular Neovascularization (VISION): Second Year Efficacy Data

Disclosures for Donald J. D'Amico, MD Consultant to a) Eyetech Pharmaceuticals Safety Committee Member; Later Chair, then Scientific Advisory Board Member b) Alcon Laboratories Anecortave Safety Committee Chair Retina Experts Advisory (Anecortave) RAC (Surgical Advisory Group) c) Iridex Corporation Safety Committee Member for PTAMD (laser for drusen) and Transpupillary Thermotherapy Trials

Recent Macugen Developments FDA Approves Macugen for Age- Related Macular Degeneration Press Release December 20, 2004 INDICATIONS AND USAGE "Macugen is indicated for the treatment of neovascular (wet) age-related macular degeneration." No restrictions for lesion subtype, size, or location

Recent Macugen Developments Gragoudas ES et al. N Engl J Med December 30, 2004 "In summary, treatment with pegaptanib provided a statistically significant and clinically meaningful benefit in a broad spectrum of patients with neovascular age-related macular degeneration, regardless of the size or angiographic subtype of the lesion or the baseline visual acuity."

Early and Sustained Treatment Benefit Weeks Mean vision change (letters) 50% Benefit *P<0.01 Usual Care Macugen * * * 1 Year Data 0.3 mg * * * * * *

Overview of Randomization and Treatment in the Second Year Sham 0.3 mg 1 mg 1.0 mg 1.0 mg 0.3 mg 0.3 mg 3.0 mg Sham 3.0 mg 3 mg Sham treatment Study drug injection Weeks Baseline 0 6 12 18 24 30 36 42 48 54 60 66 72 78 84 90 96 Year 1 Year 2 Parallel Dose Ranging Randomized Discontinuation Stop treatment Stop treatment Stop treatment Stop treatment

Overview of VISION Trial Second Year: Drug Also Resumed/Given to Select Stop/Sham Eyes Sham 0.3 mg 1 mg 1.0 mg 1.0 mg 0.3 mg 0.3 mg 3.0 mg Sham 3.0 mg 3 mg Sham treatment Study drug injection Weeks Baseline 0 6 12 18 24 30 36 42 48 54 60 66 72 78 84 90 96 Year 1 Year 2 Parallel Dose Ranging Randomized Discontinuation Stop treatment Stop treatment Stop treatment Stop treatment Possible restart Possible restart Possible restart Possible start

Macugen Efficacy and Safety at Two Years Two Years Macugen Two Years Usual Care Two Years Macugen One Year Macugen STOP Baseline Week 54 Week 102 vs. vs. 1) 2)

Macugen Treatment Effect Continues for 2 Years 45% Benefit P<0.01 Year One Year Two Week Mean change in vision (letters) -9.4 letters -17.0 letters

Mean number of treatments through: Macugen 1st year 8.5 of 9 max 2nd year 16 of 17 max High Patient Compliance in Phase 3 Trials

% of patients Lines Gained 35% 26% 14% 22% 6% 17% 4% 10% 33% 23% 12% 22% 6% 11% 2% 6% 0 5 10 15 20 25 30 35 40 ^ 2 ^ 1 ^ 3 ^ 0 Maintain/Gaining Vision Over 2 Years Macugen Usual Care At 1 Year At 2 Years (n=294) (n=296) (n=133) (n=107)

Benefit of Continuing Macugen During 2nd Year % with ^15 Letter Loss Time to First 15 Letter Loss 54 60 66 72 78 84 90 96 102 weeks 0 10 20 30 Macugen continued for 2 years (n=133) Macugen discontinued after 1 year (n=132) p<0.05 End of 1 year End of 2 years 35 MVL events 21 MVL events 67% Benefit P<0.05

Three Important Questions What is the efficacy of Macugen therapy for AMD if offered early in the disease? How do we monitor Macugen therapy? (When do we stop? How do we follow?) Will combination therapy with another modality (e.g. PDT, anecortave acetate, intravitreal steroid injection or implant, etc.) enhance efficacy?

Pharmacotherapy in Early Disease Hypothesis: Enhanced efficacy in early disease Biologically plausible that healthier photoreceptors have the potential to be more responsive to the benefits of VEGF inhibition

Pharmacotherapy in Early Disease Two early lesions defined for exploratory analyses: Early lesion type 1 (N = 62) Lesion size < 2 DA Baseline VA ^ 54 letters No prior PDT/thermal laser No scar/atrophy Early lesion type 2 (N = 65) Occult No lipid Study eye is first affected eye

Enhanced Efficacy in Early Disease Protection Against Moderate Visual Loss% avoiding 15 letter lossMacugen 77% Usual Care 50% 54% Increase P=0.03 Exploratory analysis of early lesions type 1, with Baseline VA =54 letters, no scar/atrophy, no prior PDT/AMD laser, lesion size < 2 DA (n=62)

Enhanced Efficacy in Early Disease Protection Against Severe Vision LossBaseline VA =54 letters, no sc% with SVLMacugen (N=34)Usual Care (N=28)10x more SVL with usual care P<0.01MacugenUsual Care29% 3% ar/atrophy, no prior PDT/AMD laser, lesion size < 2 DA (n=62)

Enhanced Efficacy in Early Disease Improved VA Maintenance and GainBaseline VA =54 letters, no scar/atrophy, no prior PDT/AMD laser, lesion size < 2 DA (n=62)

Enhanced Efficacy in Early Disease Improved VA Maintenance and Gain 135% Increase P=0.02 200% Increase P=0.03 350% Increase P=0.02 20% vs 0% P=0.006Exploratory analysis of early lesions type 2, i.e. Occult, no lipid present, first eye (n=65)

Important QuestionsMacugen is a course of therapy, and administration every 6 weeks, as in the VISION study, is the only regimen known to be efficacious. How do we monitor Macugen therapy? ?Visual acuity ?OCT ?Fluorescein/ICG ?Ophthalmoscopy

Issues with Potential Methods to Monitor Macugen Therapy in AMD?Visual acuity? A specific acuity level? Changes in visual acuity? Expectations? (Whose: patient or physician?) OCT? Retinal thickness/cysts and/or elevation? Are such episodes harmful vs. continuous Rx? Ophthalmoscopy? Fibrosis/atrophy? RPE detachment? Hemorrhage? Fluorescein/ICG? Absence/Change in leakage? Again, are such episodes harmful vs. continuous therapy?

High Compliance Expected in Clinical Practice

Adherence to Regimen Provides Best Results

Percentage of Patients Losing ≥ 6 lines at 54 Weeks



24
22
20
18
16
14
12
10
8
6
4
2
0
8%
15%
22%
Full course of therapy 9 injections
Less than 9 injections
Controls
175% relative increase
Full course vs controls
89% relative increase
Full course vs partial course

Limited Visual Recovery Despite Rescue Macugen TreatmentMacugen rescue treatment stabilized, but did not recover pre-discontinuation visionMacugen continued for 2 yearsMacugen D/CÎd, then re-startedYear 2

Lower Rate of Re-Leak with Continued VEGF-SuppressionThe rate of re-leak at week 102 was higher in patients who discontinued Macugen after year 1 than in those who continued Macugen Continued Macugen Discontinued

Important QuestionsWhat is the potential for improved efficacy with combination therapy? ËWhich modalities? Macugen/PDT/Retaane/Lucentis/Steroids?.. Note: Macugen alone vs Macugen + PDT Trial ËSpecific details of co-administration? ËSafety issues with multiple modalities? ËMonitoring therapy? ËHow we will establish evidence-based efficacy with so many variables? Ë

Macugen for AMD 2nd Year ConclusionsMacugen extends its efficacy into the second year of treatment, demonstrating significant benefit of continuous treatment compared to no treatment, or treatment for only one year. A greater percentage of patients gained vision. Early lesions appear to have an enhanced benefit with treatment on exploratory analysis of first year data. Important questions include development of strategies and measures to monitor therapy, and the exploration of combination therapy.Ë